UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______

FORM 8-K
______

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2012
______

INTERNATIONAL GAME TECHNOLOGY
(Exact Name of Registrant as Specified in Its Charter)
______

Nevada	001-10684	88-0173041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 South Buffalo Drive, Las Vegas, Nevada  89113
(Address of Principal Executive Offices) (Zip Code)

(702) 669-7777
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2012, International Game Technology (the “Company”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Double Down Interactive LLC (“DDI”), the Sellers party thereto (the “Sellers”) and Gregory Enell, as Sellers’ Agent (the “Sellers’ Agent”), pursuant to which the Company agreed to acquire all of the outstanding equity interests of DDI (the “Acquisition”).

Subject to the terms and conditions of the Purchase Agreement, the Company will pay an aggregate purchase price consisting of: (i) $200 million to be paid to the Sellers and holders of vested unit appreciation rights of DDI (the “UAR Holders”) on the date of completion of the Acquisition (the “Closing Date”), less any amounts required to repay outstanding indebtedness and unpaid transaction expenses of DDI as of the Closing Date, and  subject to a customary working capital adjustment, (ii) $25 million to be deposited into an escrow account on the Closing Date, which amount will be released to the Sellers and UAR Holders on December 31, 2012, (iii) $25 million (the “Holdback Amount”) to be deposited into an escrow account on the eighteen-month anniversary of the Closing Date, less any amounts retained by the Company to satisfy any claims for indemnification under the Purchase Agreement as described below, which amount will be released from the escrow account to the Sellers and UAR Holders on the second anniversary of the Closing Date, and (iv) up to $165 million of additional consideration (the “Earn-Out Payments”) that may become payable to the Sellers and UAR Holders based upon the future financial performance of DDI, including (x) up to $45 million with respect to DDI’s financial performance in 2012, (y) up to $60 million with respect to DDI’s financial performance in 2013, and (z) up to $60 million with respect to DDI’s financial performance in 2014.  Each Earn-Out Payment, if any, is payable following the determination of DDI’s financial performance for the applicable year.

In connection with the Acquisition, the Company has agreed to cause DDI to adopt a Senior Management Retention Plan and an Employee Retention Plan, which provide for payment of up to a total of $85 million to senior managers and employees of DDI based on the continued employment of such persons by DDI during the two-year period commencing on the Closing Date.

The Company, DDI and the Sellers have made customary representations and warranties in the Purchase Agreement.  Additionally, DDI has made certain covenants, including (i) to conduct its business in the ordinary course during the period between the execution of the Purchase Agreement and the Closing Date, and (ii) to not solicit, negotiate or accept any proposal relating to a possible alternative business combination.  The Sellers have made certain covenants, including an agreement to not engage in any business competitive with the business of DDI for four years following the Closing Date.  The Company has also made certain covenants, including agreements relating to the operation of the business of the Company and DDI during the three-year earn-out period.

The Sellers have agreed, subject to certain exceptions and limitations, to indemnify the Company for certain damages, including damages it may incur related to breaches of DDI's and the Sellers’ representations and warranties in the Purchase Agreement if the amount of damages covered by each such claim exceeds $50,000, and the aggregate amount of damages covered by such claims exceeds $1 million.  The foregoing right to indemnification is also subject to a $250,000 deductible and a cap equal to the Holdback Amount plus 10% of any Earn-Out Payments.  The Sellers have also agreed to indemnify the Company for damages incurred relating to: (i) breaches of DDI's, the Sellers’ and the Sellers’ Agent’s covenants and obligations under the Purchase Agreement, (ii) certain claims asserted by current or former securityholders of DDI and (iii) certain pre-closing liabilities of DDI, which are not subject to the thresholds, deductible and cap described above.  Under the terms of the Purchase Agreement, the Company will be entitled to set-off any indemnification claims it may have against payment of the Holdback Amount and any Earn-Out Payments.

Completion of the Acquisition is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR”).  The HSR waiting period is scheduled to expire at 11:59 p.m. EST on January 17, 2012.  The Purchase Agreement provides for certain termination rights for the Company and DDI, including the right of either to terminate the Purchase Agreement under certain circumstances if the Acquisition has not been completed on or prior to February 10, 2012.

Item 7.01.	Regulation FD Disclosure.

On January 12, 2012, the Company issued a press release announcing its entry into the Purchase Agreement.

A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release issued by International Game Technology, dated January 12, 2012, announcing entry into the Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY

January 12, 2012	By:	/s/ Robert C. Melendres
Robert C. Melendres Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release issued by International Game Technology, dated January 12, 2012, announcing entry into the Purchase Agreement.

5